Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated April 7, 2004 relating to the consolidated financial statements and schedule of Torrent Energy Corporation (previously Scarab Systems, Inc.) as of and for the years ended March 31, 2003 and 2004, which are contained in that prospectus.

We also consent to the reference to us under the caption "Experts" in the prospectus.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/ MOORE STEPHENS ELLIS FOSTER LTD.
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    MOORE STEPHENS ELLIS FOSTER LTD.

WithumSmith+Brown P.C.
Livingston, New Jersey
June 18, 2004